OPERATING AGREEMENT

 THIS OPERATING AGREEMENT (this “Agreement”), dated as of August 2, 2011 (the “Effective Date”), is entered into by, between and among INDEPENDENCE DRILLING, LLC, a Nevada limited liability company (“Operator”), DESERT DISCOVERIES, LLC, a Nevada limited liability company (“Desert Discoveries”), EDWARD TRAUB, an individual (“Traub”), and AMERICAN LIBERTY PETROLEUM CORP., a Nevada corporation formerly known as Oreon Rental Corporation (“ALP”).  Desert Discoveries, Traub and ALP are at times referred to herein singly as “Non-Operator,” and collectively as the “Non-Operators.” Operator, Desert Discoveries, Traub and ALP are at times singly referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	Each Party owns a working interest in, to and under the respective Oil and Gas Leases granted by the U. S. Bureau of Land Management as identified in, and covering lands described in, Exhibit A.

B.
Pursuant to a certain Option Agreement, dated May 11, 2010 (“Option Agreement”), entered into by and between ALP and Desert Discoveries, LLC, a Nevada limited-liability company (“Desert Discoveries”), Desert Discoveries granted to ALP an option to purchase an undivided working interest in the Leases (as defined herein) (“Option”).

C.
The Option Agreement required, among other things, that as a condition precedent to ALP’s exercise to the Option, ALP deposit certain funds into escrow (“Escrow Funds”) and Desert Discoveries apply the portion of such Escrow Funds allocated to the Leases for certain development and maintenance activities on the Leases (as defined herein).

D.
All conditions to exercise of the Option were either performed or waived, and closing of the Option transaction occurred on or about June 27, 2011, upon ALP paying to Desert Discoveries the sum of $100,000.00 (the “Desert Discoveries Net Sales Proceeds”).

E.
By corporate action and filings with the Nevada Secretary of State and United States Department of Taxation, Oreon Rental Corporation has changed its name to American Liberty Petroleum Corp. effective as of June 14, 2010.

F.	To the extent provided for herein, the Parties have reached an agreement to explore and develop the Oil & Gas Lease for the production of Oil and Gas.

AGREEMENT

In consideration of the above recitals, the mutual covenants, agreements and promises of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.  When used herein, the following terms in this Article 1, and those defined elsewhere in this Agreement when initially capitalized, have the ascribed meanings.

A.           “AFE” means Authority for Expenditure prepared by a party to this Agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B.           “Completion” or “Complete” mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, setting production casing, perforating, well stimulation and production testing conducted in the operation.

C.           “Contract Area” means all of the lands and Oil and Gas Leases intended to be developed and operated hereunder for Oil and Gas Purposes.  The lands and Oil and Gas Leases are described in Exhibit A.

D.           “Deepen” means a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E.           “Drilling Party” and “Consenting Party” means a Party who agrees to join in and pay its share of the cost of any operation conducted hereunder.

F.           “Drilling Unit” means the area fixed for the drilling of one well by order or rule of any state or federal body having authority over same.  If a Drilling Unit is not fixed by any rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G.           “Drillsite” means the Oil and Gas Lease on which a proposed well is to be located.

H.           “Non-Consent Well” means a well in which less than all Parties have conducted an operation as provided in Article VI.B.2.

I.            “Non-Drilling Party” and “Non-Consenting Party” means a Party who elects not to participate in a proposed operation.

J.           “Oil and Gas” means oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other produced marketable substances, unless an intent to limit the inclusiveness of this term is specifically stated.

K.           “Oil and Gas Leases,” “Leases,” and “Leaseholds” mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the Parties.

L.           “Plug Back” means a single operation in which a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

M.          “Recompletion” or “Recomplete” means an operation in which a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

N.           “Rework” means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Rework operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

O.           “Sidetrack” means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole to overcome other mechanical difficulties.

P.           “Zone” means a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

ARTICLE II
EXHIBITS

The following exhibits, as indicated below and attached hereto, are hereby incorporated herein and made a part hereof as if fully set forth:

☒	A.	Exhibit A, shall include the following information:
(1)	Description of lands subject to this Agreement,
(2)	Restrictions, if any, as to depths, formations, or substances,
(3)	Parties to agreement with addresses and telephone numbers for notice purposes,
(4)	Percentages or fractional interests of Parties,
(5)	Oil and Gas Leases subject to this Agreement,
(6)	Burdens on production.

☒	C.	Exhibit B, Accounting Procedure.
☒	D.	Exhibit C Insurance.
☒	E.	Exhibit D Gas Balancing Terms.
☒	F.	Exhibit E Non-Discrimination and Certification of
Non-Segregated Facilities.

If any provision of any exhibit, except Exhibits D and E, is inconsistent with any provision contained in the body of this Agreement, the provisions in the body of this Agreement shall prevail.

ARTICLE III
INTERESTS OF PARTIES

The remaining Escrow Funds attributable to the Oil & Gas Lease, if any, as of the Effective Date (the “Remaining Escrow Funds”), shall be applied to the costs and liabilities incurred in operations pursuant to this Agreement to the extent consistent with the “part one work plan” set forth in the Option Agreement’s Exhibit 1.2(c), prior to any other costs and liabilities being incurred by the Parties in operations hereunder. After the expenditure of the Remaining Escrow Funds, the Desert Discoveries Net Sales Proceeds shall be applied to the costs and liabilities incurred in operations conducted pursuant to this Agreement, prior to any other costs and liabilities being incurred by the Parties in operations hereunder. Thereafter, all costs and liabilities incurred in operations conducted under this Agreement shall be borne and paid by the Parties as their respective interests are set forth in Exhibit A, except as may be otherwise expressly provided for herein.  All equipment and materials acquired in operations hereunder on the Oil and Gas Leases shall be owned by the Parties as their respective interests are set forth in Exhibit A.  Subject to the provisions of this Agreement, the Parties shall also own all production of Oil and Gas from the Oil and Gas Leases as their respective interests are set forth in Exhibit A, subject, however, to the payment of royalties and other burdens on production as described herein.  The Oil and Gas Leases are jointly owned by the Parties and the Parties’ respective undivided interests in the Oil and Gas Leases shall be deemed separate leasehold interests for the purposes of this Agreement.

If any Party has contributed an interest in the Oil and Gas Leases which are burdened (whether before or after this Agreement’s Effective Date) with an assignment of production given as security for the payment of money or with any royalty, overriding royalty, production payment, or other burden on production other than the royalty due and payable to the BLM under the Oil and Gas Leases (an “Additional Burden”), the Party or Parties so burdened (each a “Burdened Party”) shall assume and alone bear all the obligations of such Additional Burden(s) and shall indemnify, defend and hold the other Parties harmless from any and all claims attributable to such respective Additional Burden(s).  Further, if a Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Additional Burden in the same manner as they are enforceable against the interest of the Burdened Party.  If the Burdened Party is required under this Agreement to assign or relinquish to any other Party or Parties all or a portion of its interest and/or the production attributable thereto, said other Party or Parties shall receive said assignment and/or production free and clear of said Additional Burden, and the Burdened Party shall indemnify, defend and hold harmless such other Party or Parties from any and all claims and demands for payment asserted by owners of the Additional Burden.

ARTICLE IV
TITLES

A.           Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well.  The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Oil and Gas Leases.  Each Party contributing Oil and Gas Leases to be included in the Drillsite or the Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge.  All information not in the possession of or made available to Operator by the Parties, but necessary for the examination of the title, shall be obtained by Operator.  Operator shall cause title to be examined by outside attorneys.  Copies of all title opinions shall be furnished to each Drilling Party.  Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit B shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as those interests appear in Exhibit A.  Operator shall make no charge for services rendered by its personnel in the performance of the above functions.

Each Party shall be responsible for obtaining curative matter and pooling amendments or agreements required in connection with its interests in the Oil and Gas Leases contributed in whole or in part by that Party.  Operator shall be responsible for preparing and recording pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for obtaining spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations under this Agreement.  This shall not prevent any Party from appearing on its own behalf at any hearings.  Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this Agreement shall be direct charges to the joint account and shall not be covered by the administrative overhead charges provided in Exhibit B.  Operator shall make no charge for services rendered by its personnel in the performance of the above functions.

No well shall be drilled in the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as provided above, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in the well.

B.           Loss or Failure of Title:

1.           Failure of Title:  Should all or any portion of a Party’s interest in any of the Oil and Gas Leases be lost through failure of title, which results in a reduction of interest from that shown on Exhibit A, the Party whose interest is lost or reduced (including, if applicable, a successor in interest to that Party) shall have ninety (90) days from final determination of title failure to cure the entirety of the title failure, and failing to do so, this Agreement, nevertheless, shall continue in force as to all remaining interests in the Oil and Gas Leases; and,

(a)           The Party affected by the title loss or failure (including, if applicable, a successor in interest to the Party) shall alone bear the entire loss and it shall not be entitled to recover from Operator or the other Parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other Parties to this Agreement by reason of the title loss or failure;

(b)           There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the interest which has failed, but the interests of the Parties contained in Exhibit A shall be revised, as of the time it is determined finally that title loss or failure has occurred, so that the interest of the Party whose interest is affected by the title loss or failure will thereafter be reduced by the amount of the interest lost or failed;

(c)           Should a non-Party, who is determined to be the owner of any Leasehold interest which has failed or been lost, pay in any manner any part of the cost of operation, development, or equipment, the amount shall be paid to the Party or Parties who bore the costs which are so refunded;

(d)           Any liability to a non-Party for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each Party (including a predecessor to a current Party) who received production for which the accounting is required, based on the amount of the production received, and each Party shall severally indemnify, defend, and hold harmless all other Parties for any liability to account; and

(e)           No charge shall be made to the joint account for legal expenses, fees, or salaries in connection with the defense of the Leasehold interest claimed to have failed or been lost, but if the Party claiming to own such interest elects to defend its title it shall bear all expenses in connection with that defense.

2.           Loss by Non-Payment or Erroneous Payment of Amount Due:  If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of any of the Oil and Gas Leases is not paid or is erroneously paid, and as a result such Lease terminates, there shall be no monetary liability against the Party who failed to make the payment.  The Parties shall use best efforts to obtain a new Lease covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, the interests of the Parties reflected in Exhibit A shall be revised, effective as of the date of termination of the Lease involved.

3.           Other Losses:  All losses of Leases committed to this Agreement, other than those set forth in Articles IV.B.1 and IV.B.2 above, shall be joint losses and shall be borne by all Parties in proportion to their interests shown in Exhibit A.  This shall include but not be limited to the loss of any Lease through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended.  There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4.           Curing Title:  In the event of a failure of title under Article IV.B.1 or a loss of title under Article IV.B.2 above, any Lease or interest acquired by any Party (other than the Party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1 and Article IV.B.2 above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the Party whose interest has failed or was lost.

ARTICLE V
OPERATOR

A.           Designation and Responsibilities of Operator:

Independence Drilling, LLC, a Nevada limited liability company, shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations in the Contract Area as permitted and required by, and within the limits of this Agreement.  In its performance of services under this Agreement for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this Agreement.  Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party.  Operator shall conduct its activities under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other Parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B.           Resignation or Removal of Operator and Selection of Successor:

1.           Resignation or Removal of Operator:  Operator may resign at any time by giving written notice thereof to the Non-Operators.  If Operator terminates its legal existence, no longer owns an interest in the any of the Oil & Gas Leases, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action required by the Non-Operators, except the selection of a successor.  Prior to such time that a total sum of $2,000,000.00 is expended in connection with operations hereunder, Operator may be removed as Operator only upon one of the following: (a) by the unanimous vote of the Non-Operators, as evidenced by written notice provided to the Operator by the Non-Operators; or (b) for “good cause” (as defined below) by the vote of a majority in interest of the Non-Operators based upon the ownership as shown in Exhibit A. On and after such time that a total sum of $2,000,000.00 is expended in connection with operations hereunder, Operator may be removed as Operator at any time by the vote of a majority in interest of the Non-Operators based on ownership as shown in Exhibit A.  For purposes hereof, “good cause” means (i) fraud, gross negligence, willful misconduct, and/or the material breach of, or inability to meet, the standards of operation contained in Article V.A; (ii) the material failure or inability to perform its obligations under this Agreement to the extent not cured within thirty (30) days from the date of its receipt of a written notice from a Non-Operator(s) detailing the event of good cause supporting Operator’s removal ─ or, if the noticed default concerns an operation then being conducted, within forty-eight (48) hours of Operator’s receipt of such notice (the “Initial Cure Period”); provided, however, if, despite Operator’s diligent efforts, Operator has failed to cure such default prior to the end of the Initial Cure Period, then the time period for curing such default shall be extended for up to an additional 30 days provided that Operator diligently continues its attempt to cure such default during such 30-day extension period; (iii) any decision by the Operator to go non-consent with respect any of the operations hereunder; (iv) any act of the Operator or any partner, shareholders, member, director, manager, officer, employee or agent of the Operator, in contravention of the terms or intent of any provision contained in this Agreement to the extent not cured within the Initial Cure Period; provided, however, if, despite Operator’s diligent efforts, Operator fails to cure such default prior to the end of the Initial Cure Period, then the time period for curing such default shall be extended for up to an additional 30 days provided that Operator diligently continues its attempt to cure such default during such 30-day extension period; (v) the bankruptcy or insolvency of the Operator; (vi) the indictment of the Operator or any partner, shareholders, member, director, manager, officer, employee or agent of the Operator of any crime under the laws of the United States or any state; (vii) the application or appropriation of funds of the Parties hereto in a manner contrary to that which is permitted under this Agreement; (viii) the appointment of a receiver for all or substantially all of the assets of the Operator and the failure to have such receiver discharged within thirty (30) days of such appointment; or (ix) the bringing of any legal action against the Operator by a creditor of the Operator or any person or entity affiliated with the Operator, resulting in the attachment, garnishment or sequestration of any of the Operator’s assets or and the failure of the Operator to have such attachment, garnishment or sequestration discharged within thirty (30) days of such event; provided, however, the Parties agree that if the event of “good cause” supporting the Operator’s removal is not of the type reasonably capable of being cured, then the bolded cure provisions set forth in subsections (ii) and (iv) above shall not be applicable and the definition of “good cause” shall be interpreted as if such bolded provisions do not exist.

Subject to Article VII.B.1., such resignation or removal shall not become effective until 7:00 o’clock A.M. Pacific time on the first business day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by Non-Operators to remove Operator, unless a successor operator has been selected and assumes the duties of Operator at an earlier date. Operator, after the effective date of such resignation or removal, shall be bound by the terms hereof as a Non-Operator.  A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2.           Selection of Successor Operator:  Upon the resignation or removal of Operator under any provision of this Agreement, a successor operator shall be selected by the Parties.  The successor operator shall be selected from the Parties owning an interest in the Oil & Gas Leases at the time such successor operator is selected.  Prior to such time that a total sum of $2,000,000.00 is expended in connection with operations hereunder, the successor operator shall be selected by the affirmative vote of two (2) or more Parties whose combined interests constitute a majority in interest based on ownership as shown in Exhibit A; provided, however, that if there is only one (1) Party other than Operator, the affirmative vote of such Party shall be sufficient to select a new operator; and further provided, that if Operator, after it has been removed or is deemed to have resigned, fails to vote or votes only to succeed itself, the successor operator shall be selected by the affirmative vote of the Party or Parties owning a majority in interest based on ownership as shown in Exhibit A that remains after excluding the voting interest of Operator that was removed or resigned.  On and after such time that a total sum of $2,000,000.00 is expended in connection with operations hereunder, the successor operator shall be selected by the affirmative vote of Parties owning a majority in interest based on ownership as shown in Exhibit A; provided, however, that if Operator, after it has been removed or is deemed to have resigned, fails to vote or votes only to succeed itself, the successor operator shall be selected by the affirmative vote of the Party or Parties owning a majority in interest based on ownership as shown in Exhibit A that remains after excluding the voting interest of Operator that was removed or resigned.  Operator shall promptly deliver to the successor operator all records and data relating to the operations conducted by Operator to the extent such records and data are not already in the possession of the successor operator.  Any cost of obtaining or copying Operator’s records and data shall be charged to the joint account.

3.           Effect of Bankruptcy:  If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.  If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this Agreement pursuant to the Bankruptcy Code, and an election to reject this Agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor.  During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more Parties owning a majority interest based on ownership as shown in Exhibit A.  If there are only two (2) Parties to this Agreement, then during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator, and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit A.

C.           Employees and Contractors:

The number of contractors used by Operator in conducting operations hereunder, their selection, and the compensation for services performed shall be determined by Operator, and all such contractors shall be independent contractors under applicable law and not employees of Operator.

D.           Rights and Duties of Operator:

1.           Competitive Rates and Use of Affiliates:  All wells drilled and other operations in the Contract Area shall be drilled and/or performed on a competitive contract basis at the usual rates prevailing in the area.  If Operator so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges shall not exceed the prevailing rates in the area, and the rate of the charges shall be agreed upon by the Parties in writing before drilling operations are commenced.  Additionally, the work shall be performed by Operator under substantially similar general terms and conditions as are customary and usual in the area, if any, for agreements with independent contractors that do work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2.           Discharge of Joint Account Obligations:  Except as otherwise specifically provided in this Agreement, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this Agreement and shall charge each of the Parties with their respective proportionate shares on the expense basis provided in Exhibit B.  Operator shall keep an accurate record of the joint account under this Agreement, showing expenses incurred and charges and credits made and received.

3.           Protection from Liens:  Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account, and shall keep the Contract Area free from liens and encumbrances except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4.           Custody of Funds:  Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator (including, without limitation, any Remaining Escrow Funds and the Desert Discoveries Net Sales Proceeds), either for the conduct of operations under this Agreement, or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B.  Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as specifically provided for in this Agreement.  Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the Parties otherwise specifically agree.

5.           Access to Contract Area and Records:  Operator shall, except as otherwise provided in this Agreement, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account in the Contract Area and to the records of operations conducted on or production from the Contract Area, including Operator’s related books and records.  These access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of the interpretive data was charged to the joint account.  Operator will furnish to each Non-Operator, on request, copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information.  Any audit of Operator’s records relating to amounts expended and the appropriateness of the expenditures shall be conducted in accordance with the audit protocol specified in Exhibit B.

6.           Filing and Furnishing Governmental Reports; Legal Compliance:  Operator will file, and on written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, state, federal or Indian agencies or authorities having jurisdiction over operations that are the subject of this Agreement.  Each Non-Operator shall provide to Operator on a timely basis all information necessary to enable Operator to make such filings.  Additionally, Operator shall fully and timely comply with all laws of any and every kind, whether federal, state, county, or local.

7.           Drilling and Testing Operations:  The following provisions shall apply to each well drilled under the terms of this Agreement:

(a)           Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b)           Operator will send Non-Operators the reports, test results, and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c)           Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted.

8.           Cost Estimates:  On request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this Agreement.  Operator shall not be held liable for errors in estimates so long as the estimates are made in good faith.

9.           Insurance:  At all times while operations are conducted under this Agreement, Operator shall comply with the workers compensation law of the state of Nevada; provided, however, that Operator may be a self-insurer for liability under those compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit B.  Operator shall also carry or provide insurance for the benefit of the joint account of the Parties as outlined in Exhibit C to this Agreement.  Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state of Nevada and to maintain such other insurance as Operator may require.

If automobile liability insurance is specified in Exhibit C, or subsequently receives the approval of the Parties, no direct charge shall be made by Operator for premiums paid for insurance for Operator’s automotive equipment.

ARTICLE VI
DRILLING AND DEVELOPMENT

A.           Work Plan:

Operator shall ― to the extent not already performed ― cause to be performed on the Oil & Gas Leases, the operations, activities and services described in the “part one work plan” set forth in the Option Agreement’s Exhibit 1.2(c) (the “Work Plan”).  The participation therein by all Parties is obligatory, subject to Article VI.C.1 as to participation in Completion operations, Article VI.F as to termination of operations, and Article XI as to occurrence of force majeure.

B.           Subsequent Operations:

1.           Proposed Operations:  If any Party should desire to drill any well in the Contract Area, or if any Party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which the Party has not otherwise relinquished its interest in the proposed objective Zone under this Agreement, the Party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back a well shall give written notice of the proposed operation to the Parties who have not otherwise relinquished their interest in the objective Zone under this Agreement and to all other Parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone, and the estimated cost of the operation.  Each Party to whom a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the Party proposing to do the work whether it elects to participate in the cost of the proposed operation.  If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday, and legal holidays.  Failure of a Party to whom a notice is delivered to reply within the specified period shall constitute an election by that Party not to participate in the cost of the proposed operation.  Any proposal by a Party to conduct an operation conflicting with the operation initially proposed shall be delivered to all Parties within the time and in the manner provided in Article VI.B.6.

If all Parties to whom notice is delivered elect to participate in the proposed operation, the Parties shall be contractually committed to participate, provided the operations are commenced within the time period provided below, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and then complete it with due diligence at the risk and expense of the Parties participating in it; provided, however, the commencement date may be extended on written notice by Operator to the other Parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, the additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way), or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance.  If the actual operation has not been commenced within the time provided (including any extension as specifically permitted, or in the force majeure provisions of Article IX) and if any Party still desires to conduct the operation, written notice proposing the same must be resubmitted to the other Parties in accordance with the provisions of this Agreement, as if no prior proposal has been made.  Those Parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made shall, if such Parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4 if a Deepening operation and in accordance with Article VI.B.5 if a Sidetracking operation.

2.           Operations by Less Than All Parties:

(a)           Determination of Participation.  If any Party to whom a notice is delivered as provided in Article VI.B.1 or VI.C.1 (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article VI, the Party or Parties giving the notice and the other Parties electing to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence.  Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either:  (i) request Operator to perform the work required by the proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform the work.  The rights and duties granted to and imposed on the Operator under this Agreement are granted to and imposed on the Party designated as Operator for an operation in which the original Operator is a Non-Consenting Party.  Consenting Parties, when conducting operations in the Contract Area pursuant to this Article VI.B.2, shall comply with all terms and conditions of this Agreement.

If less than all Parties approve any proposed operation, the proposing Party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the Parties approving the operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed.  Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of the notice, shall advise the proposing Party of its desire to (i) limit participation to the Party’s interest as shown in Exhibit A, or (ii) carry only its proportionate part (determined by dividing the Party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in clause (ii)) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take.  Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the Party proposing the operation if the Party does not withdraw its proposal.  Failure to advise the proposing Party within the time required shall be deemed an election under (i).  If a drilling rig is on location, then notice may be given by telephone, and the time permitted for a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays).  The proposing Party, at its election, may withdraw the proposal if there is less than 100% participation and shall notify all Parties of the decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period.  If 100% subscription to the proposed operation is obtained, the proposing Party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the Party serving as Operator shall commence the operation within the period provided in Article VI.B.1, subject to the same extension right as provided in that Article.

(b)           Relinquishment of Interest for Non-Participation.  The entire cost and risk of conducting the operations shall be borne by the Consenting Parties in the proportions they have elected to bear them under the terms of the preceding paragraph.  Consenting Parties shall keep the Leasehold estates involved in the operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties.  If an operation results in a dry hole, then subject to Articles VI.B.6 and VI.E.3, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay their proportionate shares of, the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties.  If any well drilled, Reworked, Sidetracked, Deepened, Recompleted, or Plugged Back under the provisions of this Article VI results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties.  On commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening, or Plugging Back of any well by Consenting Parties in accordance with the provisions of this Article VI, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of the Non-Consenting Party’s interest in the well and share of production from the well, or, in the case of a Reworking, Sidetracking, Deepening, Recompleting, or Plugging Back, or a Completion pursuant to Article VI.C.1  Option No. 2, all of the Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate.  This relinquishment shall be effective until the proceeds of the sale of the share, calculated at the well, or its market value if the share is not sold (after deducting applicable ad valorem, production, severance and excise taxes, royalty, overriding royalty, and other interests not excepted by Article III.B, payable out of or measured by the production from the well accruing with respect to the interest until it reverts), shall equal the total of the following:

              (i) 200% of each Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment, and piping), plus 100% of each Non-Consenting Party’s share of the cost of operating the well commencing with first production and continuing until each Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article VI, it being agreed that each Non-Consenting Party’s share of the costs and equipment will be that interest which would have been chargeable to the Non-Consenting Party had it participated in the well from the beginning of the operations; and,

              (ii)300% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.B, and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to the Non-Consenting Party if it had participated.

Notwithstanding anything to the contrary in this Article VI.B, if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or other practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice of that to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6 to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4(a).  If any Non-Consenting Party does not elect to participate in the first Completion proposed for the well, the relinquishment provisions of this Article VI.B.2(b) shall apply to the Party’s interest.

(c)           Reworking, Recompleting, or Plugging Back.  An election not to participate in the drilling, Sidetracking, or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of such Non-Consenting Party’s recoupment amount.  Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of such Non-Consenting Party’s recoupment amount.  Any Reworking, Recompleting, or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of the well and there shall be added to the sums to be recouped by the Consenting Parties 500% of that portion of the costs of the Reworking, Recompleting, or Plugging Back operation which would have been chargeable to Non-Consenting Party had it participated.  If a Reworking, Recompleting, or Plugging Back operation is proposed during a recoupment period, the provisions of this Article VI.B shall be applicable as between the Consenting Parties in the well.

(d)           Recoupment Matters.  During the period of time Consenting Parties are entitled to receive a Non-Consenting Party’s share of production, or the proceeds thereof, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to such Non-Consenting Party’s share of production not excepted by Article III.B.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting, or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing, and other equipment in the well, but the ownership of all the equipment shall remain unchanged; and on abandonment of a well after the Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all the equipment to the owners thereof, with each Party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article VI, the Party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating Party, in lieu of an itemized statement of the costs of operation, may submit a detailed statement of monthly billings.  Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the Party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from such well and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month.  In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests.  Any amount realized from the sale or other disposition of equipment newly acquired in connection with any operation which would have been owned by a Non-Consenting Party had it participated shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of the Non-Consenting Party shall revert to it as provided above; and, if there is a credit balance, it shall be paid to the Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of  such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. Pacific time on the day following the day on which the recoupment occurs, and from and after the  reversion, the  Non-Consenting Party shall own the same interest in the well, the material and equipment in or pertaining thereto, and the production from such well as the Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting, or Plugging Back of the well.  After that time, the Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of the well in accordance with the terms of this Agreement and Exhibit B.

3.           Stand-By Costs:  When a well which has been drilled or Deepened has reached its authorized depth, and all tests have been completed and the results furnished to the Parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F, stand-by costs incurred pending response to a Party’s notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in a well (including the period required under Article VI.B.6 to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed.  Stand-by costs subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2(a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, the stand-by costs shall be allocated between or among the Consenting Parties in the proportion each Consenting Party’s interest as shown in Exhibit A bears to the total interest as shown in Exhibit A of all Consenting Parties.

If notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1 within which to respond by paying for all stand-by costs and other costs incurred during the extended response period. Operator may require the Party to pay the estimated stand-by time in advance as a condition to extending the response period.  If more than one Party elects to take additional time to respond to the notice, standby costs shall be allocated between or among the Parties taking additional time to respond on a day-to-day basis in the proportion each electing Party’s interest as shown in Exhibit A bears to the total interest as shown in Exhibit A of all the electing Parties.

4.           Deepening:  If less than all the Parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1, the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2 shall relate only and be limited to the lesser of (i) the total depth actually drilled, or (ii) the objective depth or Zone of which the Parties were given notice under Article VI.B.1 (“Initial Objective”).  The well shall not be Deepened beyond the Initial Objective without first complying with this Article VI to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

If any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, then the Party shall give notice, complying with the requirements of Article VI.B.1, to all Parties (including Non-Consenting Parties).  Then, Articles VI.B.1 and 2 shall apply and all Parties receiving the notice shall have the right to participate or not participate in the Deepening of the well pursuant to Articles VI.B.1 and 2.  If a Deepening operation is approved pursuant to those provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, the Non-Consenting Party shall pay or make reimbursement (as the case may be) of the following costs and expenses:

(a)           If the proposal to Deepen is made prior to the Completion of a well as a well capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of the well from the surface to the Initial Objective which Non-Consenting Party would have paid had the Non-Consenting Party agreed to participate, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b)           If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, the Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping the well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well.  The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well.  The Non-Consenting Party’s proportionate part (based on the percentage of the well Non-Consenting Party would have owned had it previously participated in the Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with the well shall be determined in accordance with Exhibit B.  If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time the Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of the well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5.           Sidetracking:  Any Party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, on electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a)           If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b)           If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of the Party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above.  The Party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit B.

6.           Order of Preference of Operations.  Except as otherwise specifically provided in this Agreement, if any Party desires to propose an operation that conflicts with a proposal that has been made a Party under this Article VI, such Party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which the operation is to be conducted, to deliver to all Parties entitled to participate in the proposed operation the Party’s alternative proposal, such alternative proposal to contain the same information required to be included in the initial proposal.  Each Party receiving these proposals shall elect by delivering a notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday, and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals.  Any Party not electing within the time required shall be deemed not to have voted.  The proposal receiving the vote of Parties owning the largest aggregate percentage interest of the Parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail.  Operator shall deliver notice of the result to all Parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays, if a drilling rig is on location).  Each Party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of the notice to elect by delivery of notice to Operator to participate in the operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.  Failure by a Party to deliver a notice within the period shall be deemed an election not to participate in the prevailing proposal.

7.           Conformity to Spacing Pattern.  Notwithstanding the provisions of this Article VI.B.2, no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere in the Contract Area is producing, unless the well conforms to the then-existing well spacing pattern for such Zone.

8.           Paying Wells.  No Party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this Agreement with respect to any well then capable of producing in paying quantities except with the consent of all Parties that have not relinquished interests in the well at the time of the operation.

C.           Completion of Wells; Reworking and Plugging Back:

1.           Completion:  Without the consent of all Parties, no well shall be drilled, Deepened, or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the Work Plan and/or the provisions of Article VI.B.2 of this Agreement.  Consent to the drilling, Deepening or Sidetracking shall include all necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing, and equipping of the well, including necessary tankage and/or surface facilities.

2.           Rework, Recomplete or Plug Back:  No well shall be Reworked, Recompleted, or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2 of this Agreement.  Consent to the Reworking, Recompleting, or Plugging Back of a well shall include all necessary expenditures in conducting the operations and Completing and equipping of the well, including necessary tankage and/or surface facilities.

D.           Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Ten Thousand Dollars ($10,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting, or Plugging Back of a well that has been previously authorized by or pursuant to this Agreement; provided, however, that, in case of explosion, fire, flood, or other sudden emergency, whether of the same or different nature, Operator may take the steps and incur the expenses as in its opinion are required to deal with the emergency to safeguard life and property, but Operator, as promptly as possible, shall report the emergency to the other Parties.  If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Ten Thousand Dollars ($10,000.00).  Any Party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between or among the Parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D (except in connection with an operation required to be proposed under Articles VI.B.1 and VI.C.1, which shall be governed exclusively by those Articles).  Operator shall deliver the proposal to all Parties entitled to participate.  If within thirty (30) days of the proposal, Operator secures the written consent of any Party or Parties owning at least 50% of the interests of the Parties entitled to participate in the operation, each Party having the right to participate in the project shall be bound by the terms of the proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to the project pursuant to the terms of the proposal.

E.           Abandonment of Wells:

1.           Abandonment of Dry Holes:  Except for any well drilled or Deepened pursuant to Article VI.B.2, any well which has been drilled or Deepened under the terms of this Agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all Parties.  Should Operator, after diligent effort, be unable to contact any Party, or should any Party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of notice of the proposal to plug and abandon the well, the Party shall be deemed to have consented to the proposed abandonment.  All wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of the Parties who participated in the cost of drilling or Deepening such well.  Any Party who objects to plugging and abandoning a well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.  Failure of  a Party to provide proof reasonably satisfactory to Operator of its financial capability to conduct the operations or to take over the well within that period or to then conduct operations on the well or plug and abandon the well shall entitle Operator to retain or take possession of the well and plug and abandon the well.  The Party taking over the well shall indemnify, defend and hold harmless Operator (if Operator is an abandoning Party) and the other abandoning Parties against liability for further operations conducted on the well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning Parties shall remain proportionately liable.

2.           Abandonment of Wells That Have Produced:  Except for any well in which a Non-Consent operation has been conducted for which the Consenting Parties have not been fully reimbursed as provided for in this Agreement, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all Parties.  If all Parties consent to the abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of all the Parties to this Agreement.  Failure of a Party to reply within sixty (60) days of delivery of notice of a proposed abandonment shall be deemed an election to consent to the proposal.  If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all Parties do not agree to the abandonment of a well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify, defend and hold harmless Operator (if Operator is an abandoning Party) and the other abandoning Parties against liability for any further operations on the well conducted by the Parties.  Failure of a Party or Parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct operations or to take over the well within the required period or then to conduct operations on the well shall entitle Operator to retain or take possession of the well and plug and abandon the well.

Parties taking over a well, as provided above, shall tender to each of the other Parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit B, less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that if the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning Parties shall tender to the Parties continuing operations their proportionate shares of the estimated excess cost.  Each abandoning Party shall assign to the non-abandoning Parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as the Leasehold covers the right to obtain production from that wellbore in the Zone then open to production  The assignments or leases as limited shall encompass the Drilling Unit on which the well is located.  The payments by, and the assignments or leases to, the assignees shall be in a ratio based on the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees.  There shall be no readjustment of interests in the remaining portions of the Contract Area.

After that time, abandoning Parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open.  On request, Operator shall continue to operate the assigned well for the account of the non-abandoning Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well.  On proposed abandonment of the producing Zone assigned, the assignor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations subject to the provisions of this Agreement.

3.           Abandonment of Non-Consent Operations:  The provisions of Article VI.E.1 or VI.E.2 above shall be applicable as between Consenting Parties if the proposed abandonment of any well excepted from those articles; provided, however, no well shall be permanently plugged and abandoned unless and until all Parties having the right to conduct further operations have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration costs for the well as provided in Article VI.B.2(b).

F.           Termination of Operations:

On the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion, or plugging of a well, the operation shall not be terminated without consent of Parties bearing 80% of the costs of the operation; provided, however, that if granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, then Operator may discontinue operations and give notice of the condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B or VI.E shall then apply to the operation, as appropriate.

G.           Taking Production in Kind:  Gas Balancing Terms Attached

Each Party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost.  Any extra expenditure incurred in the taking in kind or separate disposition by any Party of its proportionate share of the production shall be borne by that Party.  Any Party taking its share of production in kind shall be required to pay for only its proportionate share of the part of Operator’s surface facilities which it uses.

Each Party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B, shall be entitled to receive payment directly from the purchaser for its share of all production.

If any Party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the Party owning it, but not the obligation, to purchase the Oil or sell it to others at any time and from time to time, for the account of the non-taking Party.  Any purchase or sale by Operator may be terminated by Operator on at least ten (10) days’ written notice to the owner of the production and shall be subject always to the right of the owner of the production, on at least ten (10) days’ written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser.  Any purchase or sale by Operator of any other Party’s share of Oil shall be only for the reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market.  The sale or delivery by Operator of a non-taking Party’s share of Oil under the terms of any existing contract of Operator shall not give the non-taking Party any interest in or make the non-taking Party a party to the contract.  No purchase shall be made by Operator without first giving the non-taking Party at least ten (10) days’ written notice of the intended purchase and the price to be paid or the pricing basis to be used.

All Parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately if a change in marketing arrangements.  Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators on reasonable request.

If one or more Parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a Party’s respective proportionate share of total Gas sales to be allocated to it, then the balancing or accounting between the Parties shall be in accordance with the Parties’ Gas Balancing Terms that are attached hereto as Exhibit D, approved by the Parties as to form and content, and hereby again incorporated herein by this reference.

ARTICLE VII
EXPENDITURES AND LIABILITY OF PARTIES

A.           Liability of Parties:

The liability of the Parties shall be several, not joint or collective.  Each Party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area.  Accordingly, the liens granted among the Parties in Article VII.B are given to secure only the debts of each severally, and no Party shall have any liability to third parties to satisfy the default of any other Party in the payment of any expense or obligation.  It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the Parties liable as partners, co-venturers, or principals.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the Parties to act in good faith in their dealings with each other with respect to activities under this Agreement.

B.           Liens and Security Interests:

Subject to the consent of the United States, as lessor under each of the Leases (“Lessor”), each Party grants to the other Parties to this Agreement a lien on any interest it now owns or later acquires in Oil and Gas Leases in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or later acquires in the personal property and fixtures on or used or obtained for use in connection with any interest, to secure performance of all of its obligations under this Agreement including, but not limited to, payment of expense, interest and fees, the proper disbursement of all monies paid under this Agreement, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations under this Agreement.  The lien and security interest granted by each Party shall include the Party’s Leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or later acquired and in lands pooled or unitized with them, or otherwise becoming subject to this Agreement, the Oil and Gas when extracted and equipment situated on or used or obtained for use in connection with the Contract Area (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory, and general intangibles relating to or arising from them, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided, each Party shall shall use reasonable efforts to obtain Lessor’s consent to the security interest grant, execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any Party in conjunction with or at any time following execution of this Agreement, and Operator is authorized to file this Agreement or the recording supplement as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state of Nevada (“UCC”) and such other states as Operator shall deem appropriate to perfect the security interest granted.  Any Party may file this Agreement, the recording supplement, or other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the UCC.

Each Party represents and warrants to the other Parties that the lien and security interest granted by a Party to the other Parties shall be a first and prior lien, subject only to any prior or preferential rights of Lessor, and each Party shall maintain the priority of the lien and security interest against all persons acquiring an interest in the Oil and Gas Leases covered by this Agreement by, through, or under the Party.  All Parties acquiring an interest in Oil and Gas Leases covered by this Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B as to all obligations attributable to the interest under this Agreement whether or not the obligations arise before or after the interest is acquired.

To the extent that Parties have a security interest under the UCC, they shall be entitled to exercise the rights and remedies of a secured party under the UCC.  Bringing a suit and obtaining judgment by a Party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment of the indebtedness.  In addition, on default by any Party in the payment of its share of expenses, interest or fees, or upon the improper use of funds by the Operator, the other Parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of the defaulting Party’s share of Oil and Gas until the amount owed by the Party, plus interest as provided in Exhibit B, has been received, and shall have the right to offset the amount owed against the proceeds from the sale of the defaulting Party’s share of Oil and Gas.  All purchasers of production may rely on a notification of default from the non-defaulting Party or Parties stating the amount due as a result of the default, and all Parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any Party fails to pay its share of costs within one hundred twenty (120) days after rendition of a statement of costs by Operator, the non-defaulting Parties, including Operator, shall, on request by Operator, pay the unpaid amount in the proportion that the interest of each Party bears to the interest of all Parties.  The amount paid by each Party paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B, and each paying Party may independently pursue any remedy available under this Agreement or otherwise.

If any Party does not perform all of its obligations under this Agreement, and the failure to perform subjects that Party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, to the extent allowed by governing law, the defaulting Party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond if a receiver is appointed.  In addition, to the extent permitted by applicable law, each Party grants to the other Parties a power of sale as to any property that is subject to the lien and security rights granted by this Agreement, the power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and on reasonable notice.

The Parties shall be entitled to utilize the provisions of oil and gas lien law or other lien law of the state of Nevada to enforce the obligations of each Party.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, Operator may invoke or utilize the mechanic’s or materialmen’s lien law of the state of Nevada in order to secure the payment to Operator of any sum due under this Agreement for services performed or materials supplied by Operator.

C.           Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other Parties payments in advance of their respective shares of the estimated amount of the expense to be incurred in operations during the next succeeding month, which right may be exercised only by submission to each Party of an itemized statement of the estimated expense, together with an invoice for its share of those expenses.  Each statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month.  Each Party shall pay to Operator its proportionate share of the estimate within fifteen (15) days after the estimate and invoice is received.  If any Party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit B until paid.  Proper adjustment shall be made monthly between advances and actual expense to the end that each Party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.           Defaults and Remedies:

If any Party fails to discharge any financial obligation under this Agreement, including without limitation the failure to make any advance under the preceding Article VII.C or any other provision of this Agreement, within the period required for the payment, then in addition to the remedies provided in Article VII.B or elsewhere in this Agreement, the remedies specified below shall be applicable.  For purposes of this Article VII.D, all notices and elections shall be delivered only by Operator, except that Operator shall deliver any notice and election requested by a non-defaulting Non-Operator, and when Operator is the Party in default, the applicable notices and elections can be delivered by any Non-Operator.  Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting Party.

1.           Suspension of Rights:  Any Party may deliver to the Party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take the action will result in the exercise of one or more of the remedies provided in this Article VII.  If the default is not cured within thirty (30) days of the delivery of the Notice of Default, all of the rights of the defaulting Party granted by this Agreement may, on notice, be suspended until the default is cured, without prejudice to the right of the non-defaulting Party or Parties to continue to enforce the obligations of the defaulting Party previously accrued or later accruing under this Agreement.  If Operator is the Party in default, the Non-Operators shall have in addition the right to remove the Operator and appoint a new and successor operator in accordance with the provisions of Article V.B of this Agreement, but in such event, the appointment of such new and successor operator shall become effective immediately.  The rights of a defaulting Party that may be suspended at the election of the non-defaulting Parties shall include, without limitation, the right to receive information as to any operation conducted during the period of the default, the right to elect to participate in an operation proposed under Article VI.B of this Agreement, the right to participate in an operation being conducted under this Agreement even if the Party has previously elected to participate in the operation, and the right to receive proceeds of production from any well subject to this Agreement.

2.           Suit for Damages:  Non-defaulting Parties or Operator for the benefit of non-defaulting Parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit B.  Unless specifically prohibited elsewhere in this Agreement, nothing shall prevent any Party from suing any defaulting Party to collect consequential damages accruing to the Party as a result of the default.

3.           Deemed Non-Consent:  The non-defaulting Party may deliver a written Notice of Non-Consent Election to the defaulting Party at any time after the expiration of the thirty (30) day cure period following delivery of the Notice of Default, in which event if the billing is for drilling a new well or Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for Completion or Recompletion of any well, the defaulting Party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect to the operation under Article VI.B or VI.C, as the case may be, to the extent of the costs unpaid by the Party, notwithstanding any election to participate previously made.  If election is made to proceed under this provision, then the non-defaulting Parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of the Notice of Non-Consent Election to the defaulting Party, the Party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit B; provided, however, the payment shall not prejudice the rights of the non-defaulting Parties to pursue remedies for damages incurred by the non-defaulting Parties as a result of the default.  Any interest relinquished pursuant to this Article VII.D.3 shall be offered to the non-defaulting Parties in proportion to their interests, and the non-defaulting Parties electing to participate in the ownership of that interest shall be required to contribute their shares of the defaulted amount on their election to participate in that ownership.

4.           Advance Payment:  If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting Party, may then require advance payment from the defaulting Party of the defaulting Party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this Agreement, whether or not the expense was the subject of the previous default.  This right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made.  If the defaulting Party fails to pay the required advance payment, the non-defaulting Parties may pursue any of the remedies provided in this Article VII.D or any other default remedy provided elsewhere in this Agreement.  Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing Party.

5.           Costs and Attorneys’ Fees:  If any Party is required to bring legal proceedings to enforce any financial obligation of a Party to this Agreement, then the prevailing Party in the action shall be entitled to recover all court costs, costs of collection, and reasonable attorneys’ fees, which the lien provided for in this Agreement shall also secure.

E.           Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any of the Leases shall be paid by the Parties at their expense; provided, however, that Operator shall, to the extent available, pay same with that portion of the Remaining Escrow Funds allocated under the Option Agreement’s “part one work plan” for payment of such royalties.  The Parties may designate one of the Parties to make the payments for and on behalf of all the Parties.  Any Party may request, and shall be entitled to receive, proper evidence of all the payments.  In the event of failure to make proper payment of any rental, shut-in well payment, or minimum royalty through mistake or oversight where the payment is required to continue the Lease in force, any loss which results from the non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking that action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so.  In the event of failure by Operator to notify Non-Operators, the loss of any Lease for failure to make timely payments of any shut-in well payment shall be borne jointly by the Parties under the provisions of Article IV.B.3.

F.           Taxes:

Beginning with the first calendar year after the effective date of this Agreement, Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for those taxes, and it shall pay all the taxes assessed on the property before they become delinquent.  Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on the Leases..  If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the resulting reduction in ad valorem taxes shall inure to the benefit of the Parties.  If the ad valorem taxes are based in whole or in part on separate valuations of each Party’s working interest, then notwithstanding anything to the contrary in this Agreement, charges to the joint account shall be made and paid by the Parties in accordance with the tax value generated by each Party’s working interest.  Operator shall bill the other Parties for their proportionate shares of all tax payments in the manner provided in Exhibit B.

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all Parties agree to abandon the protest prior to final determination.  During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all the taxes and any interest and penalty.  When any protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the Parties, and be paid by them, as provided in Exhibit B.

Each Party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed on or with respect to the production or handling of the Party’s share of Oil and Gas produced under the terms of this Agreement.

ARTICLE VIII
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.           Surrender of Leases:

The Leases covered by this Agreement, insofar as they embrace acreage in the Area of Mutual Interest, shall not be surrendered in whole or in part unless all Parties consent to the surrender.

However, should any Party desire to surrender its interest in any Lease or in any portion of a Lease, the Party shall give written notice of the proposed surrender to all Parties, and each Party to whom the notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the Party proposing the surrender whether it elects to consent to the surrender.  Failure of a Party to whom a notice is delivered to reply within the thirty (30) day period shall constitute consent to the surrender of the Lease described in the notice.  If all Parties do not agree or consent to the surrender, the Party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in the Lease, or portion of it, and any well, material, and equipment which may be located on it and any rights in production later secured, to the Parties not consenting to the surrender.  Unless otherwise hereafter required by Assignee, on the assignment, the assigning Party shall be relieved from all obligations later accruing, but not previously accrued, with respect to the interest assigned and the operation of any well attributable thereto, and the assigning Party shall have no further interest in the assigned premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article VIII.  The Party assignee shall pay to the Party assignor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned acreage.  The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit B, less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface.  If the value is less then the costs, then the Party assignor shall pay to the Party assignee the amount of the deficit.  If the assignment is in favor of more than one Party, the interest shall be shared by those Parties in the proportions that the interest of each bears to the total interest of all those Parties.  If the interest of the Parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect those variances.

Any assignment or surrender made under this provision shall not reduce or change the assignor’s or surrendering Party’s interest as it was immediately before the assignment or surrender in the balance of the Contract Area; and the acreage assigned or surrendered, and subsequent operations on them, shall not later be subject to the terms and provisions of this Agreement, but shall be deemed subject to an Operating Agreement in the form of this Agreement.

B.           Renewal, Extension and Acquisition of Leases and other Interests:

If any Party acquires a renewal, replacement or extension of the Oil & Gas Leases, or acquires an oil and gas lease or any other interest of any kind in oil, gas or other hydrocarbons in lands located within ten (10) miles of the boundaries of the Contract Area (“Area of Mutual Interest”), then all other Parties shall be notified promptly upon the acquisition of such interests (the “Acquired Interests”).  The Parties notified shall have the right for a period of ten (10) business days following delivery of the notice in which to elect to participate in the ownership of the Acquired Interests, by paying to the Party who acquired it their proportionate share(s) of the acquisition cost of the Acquired Interest, which shall be in proportion to the interests held at that time by the Parties in the Oil & Gas Leases based upon ownership as shown in Exhibit A.  Each Party who participates in the purchase of such Acquired Interests shall be given an assignment of its proportionate interest in such interest by the acquiring Party.

If some, but less than all, of the Parties elect to participate in the purchase of the Acquired Interest, it shall be owned by the Parties who participate in the purchase in a ratio based upon the relationship of their respective percentage of participation in the Oil & Gas Leases to the aggregate of the percentages of participation in the Oil & Gas Leases of all Parties participating in the purchase of Acquired Interest.  The acquisition of the Acquired Interest by any or all of the Parties shall not cause a readjustment of the interests of the Parties stated in Exhibit A, but any Acquired Interest in which less than all Parties elect to participate shall not be subject to this Agreement (but shall be deemed subject to a separate Operating Agreement in substantially the same form of this Agreement, but without any reference or provisions for Escrow Funds or Desert Discoveries Net Sales Proceeds).

The provisions of this Article VIII.B shall apply to all Acquired Interests, regardless of whether the Acquired Interest covers the renewal, replacement or extension of one or more of the Oil & Gas Leases, and regardless of whether it covers one or more of interests in oil, gas or other hydrocarbons located within the Area of Mutual Interest.  Any renewal or replacement for a lease taken before the expiration of its predecessor lease, or taken or contracted for or becoming effective within three (3) months after the expiration of the existing lease, including any of the Oil & Gas Leases, shall be subject to this provision so long as this Agreement is in effect at the time of the acquisition or at the time the renewal or replacement lease becomes effective; but any lease taken or contracted for more than three (3) months after the expiration of an existing lease shall not be deemed a renewal or replacement lease and shall not be subject to the provisions of this Agreement.

C.           Cash Contributions:

While this Agreement is in force, if any Party contracts for a contribution of cash towards the drilling of a well or any other operation in the Contract Area, the contribution shall be paid to the Party who conducted the drilling or other operation and shall be applied by it against the cost of the drilling or other operation.  Each Party shall promptly notify all other Parties of any cash contributions it may obtain in support of any well or any other operation in the Contract Area.  If any Party contracts for any consideration relating to disposition of the Party’s share of produced substances, the consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D.           Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area, the Oil and Gas Leases, wells, equipment, and production covered by this Agreement, no Party shall sell, encumber, transfer, or make other disposition of its interest in the Oil and Gas Leases embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1.           the entire interest of the Party in all Oil and Gas Leases, wells, equipment, and production; or,

2.           an equal undivided percent of the Party’s present interest in all Oil and Gas Leases wells, equipment, and production in the Contract Area.

Every sale, encumbrance, transfer, or other disposition made by any Party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other Parties, and any transferee of an ownership interest in any of the Oil and Gas Leases shall be deemed a Party to this Agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other Parties shall not be required to recognize any sale, encumbrance, transfer, or other disposition for any purpose of this Agreement until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence of the transfer in writing from the transferor or transferee.  No assignment or other disposition of interest by a Party shall relieve a Party of obligations previously incurred by that Party with respect to the interest transferred, including, without limitation, the obligation of a Party to pay all costs attributable to an operation conducted in which the Party has agreed to participate prior to making the assignment, and the lien and security interest granted by Article VII.B shall continue to burden the interest transferred to secure payment of any obligations.

If at any time the interest of any Party is divided among and owned by four or more co-owners, Operator, at its discretion, may require the co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay the Party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of the Party’s interest within the scope of the operations embraced in this Agreement; however, all the co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds of the Oil and Gas produced.

E.           Waiver of Rights to Partition:

If permitted by the laws of the state of Nevada, each Party owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F.           Preferential Right to Purchase:

Should any Party desire to sell all or any part of its interests under this Agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other Parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer.  The other Parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other Party proposes to sell; and, if this optional right is exercised, the purchasing Parties, if more than one, shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing Parties.  However, there shall be no preferential right to purchase in those cases where a Party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any Party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which the Party owns a majority of the stock.

ARTICLE IX
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this Agreement and the operations under it are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax partnership pursuant to Exhibit F or other agreement between them, each affected Party elects to be excluded from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated under it.  Operator is authorized and directed to execute on behalf of each affected Party evidence of this election as may be required by the Secretary of the Treasury of the United States or the federal Internal Revenue Service (“IRS”), including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761.  Should there by any requirement that each affected Party give further evidence of this election, each Party shall execute the documents and furnish the other evidence as may be required by the IRS or as may be necessary to evidence this election.  No Party shall give any notices or take any other action inconsistent with this election.  If any present or future income tax laws of the state of Nevada or any future income tax laws of the United States contain provisions similar to those in Subchapter K, Chapter 1, Subtitle A, of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each affected Party shall make that election as may be permitted or required by those laws.  In making the foregoing election, each Party states that the income derived by the Party from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

ARTICLE X
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations under this Agreement if the expenditure does not exceed Ten Thousand Dollars ($10,000.00) and if the payment is in complete settlement of the claim or suit.  If the amount required for settlement exceeds the above amount, the Parties shall assume and take over the further handling of the claim or suit, unless that authority is delegated to Operator.  All costs and expenses of handling, settling, or otherwise discharging a claim or suit shall be at the joint expense of the Parties participating in the operation from which the claim or suit arises.  If a claim is made against any Party or if any Party is sued on account of any matter arising from operations under this Agreement over which the individual has no control because of the rights given Operator by this Agreement, the Party shall immediately notify all other Parties, and the claim or suit shall be treated as any other claim or suit involving operations under this Agreement.

ARTICLE XI
FORCE MAJEURE

If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to indemnify or make money payments or furnish security, that Party shall give to all other Parties prompt written notice of the force majeure event with reasonably full particulars concerning it; then, the obligations of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure.  The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of nature, explosion, governmental action, governmental delay, restraint, or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.  The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes. The manner in which these difficulties are handled shall be entirely within the discretion of the Party concerned.

ARTICLE XII
NOTICES

All notices authorized or required between or among the Parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, or facsimile, postage or other charges prepaid, and addressed to the Parties at the addresses listed on Exhibit A.  All telephone or oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice.  The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom the notice is directed, and the time for such Party to deliver any notice in response shall run from the date the originating notice is received.  “Receipt” for purposes of this Agreement with respect to written notice delivered shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Agreement, or to the facsimile machine of the Party.  The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier service, or on transmittal by facsimile, or when personally delivered to the Party to be notified, provided, that when response is required within 24 or 48 hours, the response shall be given orally or by telephone or facsimile within that period.  Each Party shall have the right to change its address at any time, and from time to time, by giving written notice to all other Parties.  If a Party is not available to receive notice orally or by telephone when a Party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other specified method and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII
TERM OF AGREEMENT

 The term of this Agreement shall commence on and as of the Effective Date (as defined above) and shall remain in full force and effect as to the Leases for so long as any of the Oil and Gas Leases subject to this Agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

The termination of this Agreement shall not relieve any Party from any expense, liability, or other obligation or any remedy which has accrued or attached prior to the date of the termination.

On termination of this Agreement and the satisfaction of all obligations under it, if a memorandum of this Operating Agreement has been filed of record, Operator shall file of record in all necessary recording offices a notice of termination, and each Party shall execute a notice of termination as to Operator’s interest, on request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV
COMPLIANCE WITH LAWS AND REGULATIONS

A.           Laws, Regulations, and Orders:

This Agreement shall be subject to the applicable laws of the state of Nevada, to the valid rules, regulations, and orders of any duly constituted regulatory body of that state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B.           Governing Law:

This Agreement and all matters pertaining to it, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state of Nevada.

C.           Regulatory Agencies:

Nothing contained in this Agreement shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations, or orders promulgated under those laws in reference to oil, gas, and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations under this Agreement, Non-Operators shall release Operator from any and all losses, damages, injuries, claims, and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations, or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent the interpretation or application was made in good faith and does not constitute gross negligence.  Each Non-Operator shall reimburse Operator for the Non-Operator’s share of production or any refund, fine, levy, or other governmental sanction that Operator may be required to pay as a result of an incorrect interpretation or application, together with interest and penalties owing by Operator as a result of the incorrect interpretation or application.

ARTICLE XV
MISCELLANEOUS

A.           Execution:

This Agreement shall be binding on each Non-Operator when this Agreement or a counterpart thereof has been executed by the Non-Operator and Operator.

B.           Successors and Assigns:

This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, devisees, legal representatives, successors and assigns, and the terms of this Agreement shall be deemed to run with the Leases included within the Contract Area.

C.           Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D.           Severability:

For purposes of assuming or rejecting this Agreement as an executory contract pursuant to federal bankruptcy laws, this Agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any Party to this Agreement to comply with all of its financial obligations provided in it shall be a material default.

ARTICLE XVI
OTHER PROVISIONS

A.           Conflict:  If any conflict between the provisions of this Article XVI and any other provisions of this Agreement or its exhibits, the provisions of this Article XVI shall be controlling.

B.           Operator’s Right to “Net Out” Proceeds:  Operator shall have the right in its sole and absolute discretion to deduct from any proceeds attributable to a Party’s interest in the Leases such amounts as may be necessary to satisfy and discharge, or partially satisfy and discharge, past-due amounts owed by such Party pertaining to operating charges and costs properly assessable to such Party pursuant to this Agreement. This right is in addition to, and not in lieu of, any other right of Operator to collect all or any part of such past-due amount.

C.           Agreement as Covenant Running with Land:  This Agreement shall be a covenant running with the lands covered by the Leases, and its terms and provisions shall bind and inure to the benefit of any successor owner or assignee of an interest in any of the Leases.  Any such successor owner or assignee of an interest in any of the Leases shall be deemed a signatory to this Agreement notwithstanding that such successor owner or assignee has not physically signed this Agreement.

Upon any assignment of an interest in any of the Leases, the assigning Party shall, on or before the expiration of fourteen (14) days from the effective date of such assignment, provide to all other Parties notice of such assignment pursuant to the notice provisions of this Agreement.

D.           Successor Liability:  Upon and after the Effective Date, no Operator or Non-Operator shall be liable or bear any responsibility whatsoever for any costs, debts, claims, judgments, fines, levies, obligations and/or services subsequently incurred and arising from or related to operations under this Agreement, or for any AFE, joint interest billing statement, Drilling Unit agreement or other agreement that may now or in the future encumber any of the Leases after the effective date of any assignment of the Leasehold interest of any Operator or Non-Operator encompassed by this Agreement.  Any subsequent transferee of such an ownership interest shall effect a novation of the transferor as to any costs attributable to this Agreement and any unit agreements, unitization agreements, pooling agreements or other agreements that may encompass all or a portion of any of the Leases.

E.           Billing of Additional Interests:  Operator shall not be required to make more than one billing for the entire Leasehold interests credited to each original Party. If any original Party disposes of all or a part of any of its Leasehold interests, such Party shall be responsible for billing its assignee(s) and for delivering such payments to Operator. If an original Party disposes of all of its Leasehold interests, such original Party shall, by notice to Operator pursuant to this Agreement, designate one assignee to receive billings for the entire Leasehold interests. Such notice to Operator shall include notice of the conveyance, copies of the assignment(s) by which the transfer was made and the name and address of the assignee to be billed. Such notice shall also include a written statement signed by the assignee(s) in which it consents to receiving statements and billings for the entire Leasehold interests credited to its assignor, and further consents to be responsible for sub-billings if such designated assignee does not own the entire Leasehold interests credited to the original assignor. Until notice complying with all of the foregoing is received by Operator, Operator shall make all billings to such original Party.

F.           Acceptance or Rejection of Agreement in Bankruptcy:  If, following any relief granted under the Bankruptcy Code to any Party as debtor thereunder, this Agreement is held to be an executory contract under the Bankruptcy Code, then debtor or any trustee of debtor, within thirty (30) days from the date an order for relief is entered under the Bankruptcy Code, shall notify each other Party, by notice according to the provisions of this Agreement, as to such debtor’s or trustee’s rejection or assumption of this Agreement.

If such debtor or trustee elects to assume this Agreement, the other Parties shall have the right to demand adequate assurances as to the future performance of debtor’s obligations under this Agreement and protection of the interests of all other Parties. Such debtor shall satisfy its obligation to provide adequate assurances by either advancing payment or depositing the debtor’s share of expenses in escrow.

G.           Damage Limitations:  With respect to tort claims brought by one or more Parties against another Party or Parties, and to the extent permissible under Nevada law, no Party shall be liable to any other Party for exemplary, punitive, consequential or lost business opportunity costs or damages.

H.           Voting Rights of Operator’s Assignee:  If Operator assigns all of its Leasehold interests to an assignee and such assignment triggers the election of a successor operator hereunder or under applicable law, the assignee of Operator’s interests shall be entitled to vote in the election of the successor operator according to such assignee’s proportionate Leasehold interests.

I.           Operator Power-of-Attorney:  Each Non-Operator hereby designates and appoints Operator as its true and lawful attorney-in-fact and agent to sign on such Non-Operator’s behalf (i) any notices or memoranda of this Agreement, (ii) any financial statements that may be necessary in Operator’s judgment to perfect a security interest of Operator, (iii) any communitization, unitization and/or pooling agreements, (iv) any filings that may be required by any governmental or regulatory agency, and (v) any necessary modifications, extensions or releases of any of the above.

[INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed, and this Agreement shall be effective, as of the Effective Date.

OPERATOR:	INDEPENDENCE DRILLING, LLC,
a Nevada limited liability company

	By:	/s/ Patrick Fagen

(Type or Print Name)

	Title:	Manager

	Date:	8/4/11

Tax ID No.: 80-0724440

NON-OPERATORS:	AMERICAN LIBERTY PETROLEUM CORP.,
a Nevada Corporation,
f/k/a Oreon Rental Corporation

	By:	/s/ Alvaro Vollmers

(Type or Print Name)

	Title:	President

	Date:	8/4/11

Tax ID No.:

DESERT DISCOVERIES, LLC,
a Nevada limited liability company

	By:	/s/ Patrick Fagen

(Type or Print Name)

	Title:	Manager

	Date:	8/4/11

Tax ID No.: 26-2160400

[not signed]
EDWARD TRAUB

Date:

Tax ID or SS No.

ACKNOWLEDGMENTS

State of	)
) ss.
County of	)

This instrument was acknowledged before me on                                  by ______________, as ____________ of Independence Drilling, LLC, a Nevada limited liability company, on its behalf.

(Seal, if any)

Title (and Rank)

My commission expires:

State of	)
) ss.
County of	)

This instrument was acknowledged before me on                                           by _________________, as ___________ of Desert Discoveries, LLC, a Nevada limited liability company, on its behalf.

(Seal, if any)

Title (and Rank)

My commission expires:

State of	)
) ss.
County of	)

This instrument was acknowledged before me on                                    by ______________, as _________________ of American Liberty Petroleum Corp., a Nevada corporation, on its behalf.

(Seal, if any)

Title (and Rank)

My commission expires:

State of	)
) ss.
County of	)

This instrument was acknowledged before me on                                   by Edward Traub.

(Seal, if any)

Title (and Rank)

My commission expires:

EXHIBIT A

1. Land Subject to Agreement:

a. BLM Lease Serial No. NVN085029
   T: 06N, R: 37 ½ E, Meridian: MD, State: NV, County: Esmeralda & Mineral
   Sec. 007, PROT ALL;
   Sec. 008, PROT ALL;
   Sec. 009, PROT ALL.

b. BLM Lease Serial No. NVN084761
   T: 0050N, R: 0380E, Meridian: MDM, State: NV, County: Esmeralda
   Sec. 005, PROT ALL;
   Sec. 006, PROT ALL;
   Sec. 007, PROT ALL;
   Sec. 008, PROT ALL.

c. BLM Lease Serial No. NVN083825
   T: 0050N, R: 38E, Meridian: 21 MDM, State: NV, County: Esmeralda
   Sec. 30, PROT ALL.

d. BLM Lease Serial No. NVN084762
   T: 0050N, R: 0380E, Meridian: MDM, State: NV, County: Esmeralda
   Sec. 017, PROT ALL;
   Sec. 018, PROT ALL;
   Sec. 019, PROT ALL;
   Sec. 020, PROT ALL.

e. BLM Lease Serial No. NVN086972
   T: 12N, R: 35E, Meridian: MDM, State: NV, County: Nye
   Sec. 1, Lots 1-4, S2N2, S2;
   Sec. 2, Lots 1-4, S2N2, S2;
   Sec. 3, Lots 1-4, S2N2, S2;
   Sec. 4, Lots 1-4, S2N2, S2;

2. Restrictions, if any, as to Depths, Formations, or Substances: NONE

3. Parties to Agreement with Addresses and Telephone Numbers for Notice Purposes:

Party 1:	Independence Drilling, LLC
P.O. Box 16187
S. Lake Tahoe, CA 96151
Attn.: Patrick Fagen
Telephone: (530) 416-0266

EXHIBIT A – Page 1

Party 2:	Desert Discoveries, LLC
P.O. Box 16187
S. Lake Tahoe, CA 96151
Attn.: Patrick Fagen
Telephone: (530) 416-0266

Party 3:	American Liberty Petroleum Corp.
4900 California Ave., Tower B-210
Bakersfield, CA 933009
Attn.: Alvaro Vollmers, President
Telephone: (661) 377-2911

Party 4:	Edward Traub
417 Commercial Court, Suite B
Venice, FL 34292
Telephone: (941) 929-5466

4. Percentages or Fractions of Parties to this Agreement (after BLM’s 1/8th royalty interest):

Independence Drilling, LLC:	0% of 7/8
Desert Discoveries, LLC:	24% of 7/8
American Liberty Petroleum Corp.:	75% of 7/8
Edward Traub:	1% of 7/8

5. Oil and Gas Leases subject to this Agreement:

SEE PARAGRAPH NO. 1 ABOVE.

6. Burdens on Production:

12.5% royalty interest in favor of BLM
3.0% overriding royalty interests in Leases

EXHIBIT A – Page 2

EXHIBIT B

ACCOUNTING PROCEDURE

[See Attachment]

EXHIBIT B – Page 1

EXHIBIT C

INSURANCE REQUIREMENTS

Operator shall carry the following minimum amount of insurance with respect to Unit Operations:

(1) Statutory Workmen’s Compensation Insurance as may be required in the state or states where work under this agreement, or activities relative thereto, will be performed, plus Workmen’s Compensation Insurance as may be required by federal law, if applicable, plus Employer’s Liability Insurance.

(2) Public liability and property damage insurance with limits of $2,000,000 for each occurrence.

(3) Automobile public liability and property damage insurance with limits of $2,000,000 combined single limit.

All insurance coverage required hereby shall be carried at the joint expense and for the benefit of the Working Interest Owners. Premiums for automobile public liability and property damage insurance on Operator’s fully owned equipment shall not be charged directly to the joint account, but will be covered by the flat rate charged / assessed for the use of such equipment.  Operator will not carry fire, windstorm or explosion insurance covering Operations or Unit Equipment.

Contractors and subcontractors will be required to carry insurance of the same types as hereinabove specified and in such amount as deemed necessary by Working Interest Owners.

If the Parties or any of them shall insure their respective risks beyond the specific limits of insurance required hereunder to be carried by the Operator, the benefits of such insurance shall inure to the Parties procuring and maintaining the same, respectively, and the cost of such insurance shall be borne by such Parties, respectively, without reimbursement one from the other and without entering into any accounting hereunder.

EXHIBIT C – Page 1

EXHIBIT D

GAS BALANCING TERMS

1.           DEFINITIONS.  The following definitions apply to this statement of Gas Balancing Terms (“Statement”):

1.01       “Arm’s Length Agreement” means any gas sales agreement with an unaffiliated purchaser or any gas sales agreement with an affiliated purchaser where the sales price and delivery conditions under such agreement are representative of prices and delivery conditions existing under other similar agreements in the area between unaffiliated parties at the same time for natural gas of comparable quality and quantity.

1.02       “Balancing Area” means each well subject to the Operating Agreement that produces Gas or is allocated a share of Gas production.  If a single well is completed in two or more producing intervals, each producing interval from which the Gas production is not commingled in the wellbore shall be considered a separate well.

1.03       “Full Share of Current Production” means the Percentage Interest of each Party in the Gas actually produced from the Balancing Area during each month.

1.04       “Gas” means all hydrocarbons produced or producible from the Balancing Area, whether from a well classified as an oil well or gas well by the regulatory agency having jurisdiction in such matters, which are or may be made available for sale or separate disposition by the Parties, excluding oil, condensate and other liquids recovered by field equipment operated for the joint account.  Gas does not include gas used in joint operations, such as for fuel, recycling or reinjection, or which is vented or lost prior to its sale or delivery from the Balancing Area.

1.05       “Makeup Gas” means any Gas taken by an Underproduced Party from the Balancing Area in excess of its Full Share of Current Production, whether pursuant to Section 3.3 or Section 4.1 hereof.

1.06       “Mcf” means one thousand cubic feet. A cubic foot of Gas means the volume of gas contained in one cubic foot of space at a standard pressure base and at a standard temperature base.

1.07       “MMBtu” means one million British Thermal Units.  A British Thermal Unit means the quantity of heat required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

1.08       “Operating Agreement” means the Parties’ operating agreement to which this Statement is attached as Exhibit D.

EXHIBIT D – Page 1

1.09       “Operator” means Independence Drilling, LLC, a Nevada limited liability company.

1.10       “Overproduced Party” means any Party having taken a greater quantity of Gas from the Balancing Area than the Percentage Interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

1.11       “Overproduction” means the cumulative quantity of Gas taken by a Party in excess of its Percentage Interest in the cumulative quantity of all Gas produced from the Balancing Area.

1.12       “Party” and “Parties” means, singly or collectively, as respectively applicable, those individuals or entities subject to this Statement, and their respective heirs, successors, transferees and assigns; namely, INDEPENDENCE DRILLING, LLC, a Nevada limited liability company, DESERT DISCOVERIES, LLC, a Nevada domestic limited-liability company, and AMERICAN LIBERTY PETROLEUM CORP., a Nevada domestic corporation, and EQWARD TRAUB.

1.13       “Percentage Interest” means the percentage or decimal interest of each Party in the Gas produced from the Balancing Area pursuant to the Operating Agreement covering the Balancing Area.

1.14       “Royalty” means payments on production of Gas from the Balancing Area to all owners of royalties, overriding royalties, production payments or similar interests.

1.15       “Underproduced Party” means any Party having taken a lesser quantity of Gas from the Balancing Area than the Percentage Interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

1.16       “Underproduction” means the deficiency between the cumulative quantity of Gas taken by a Party and its Percentage Interest in the cumulative quantity of all Gas produced from the Balancing Area.

2.           BALANCING AREA

2.1         If this Statement covers more than one Balancing Area, it shall be applied as if each Balancing Area were covered by separate but identical agreements. All balancing hereunder shall be on the basis of Gas taken from the Balancing Area measured in Mcfs.

2.2         If all or part of the Gas deliverable from a Balancing Area is or becomes subject to one or more maximum lawful prices, any Gas not subject to price controls shall be considered as produced from a single Balancing Area and Gas subject to each maximum lawful price category shall be considered produced from a separate Balancing Area.

EXHIBIT D – Page 2

3.           RIGHT OF PARTIES TO TAKE GAS

3.1         Each Party desiring to take Gas will notify the Operator, or cause the Operator to be notified, of the volumes nominated, the name of the transporting pipeline and the pipeline contract number (if available) and meter station relating to such delivery, sufficiently in advance for the Operator, acting with reasonable diligence, to meet all nomination and other requirements. Operator is authorized to deliver the volumes so nominated and confirmed (if confirmation required) transporting pipeline in accordance with the terms of this Statement.

3.2         Each Party shall make a reasonable, good faith effort to take its Full Share of Current Production each month, to the extent that such production is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production.

3.3         When a Party fails for any reason to take its Full Share of Current Production (as such share may be reduced by the right of the other Parties to make up for Underproduction as provided herein), the other Parties shall be entitled to take any Gas which such Party fails to take. To the extent practicable, such Gas shall be made available initially to each Underproduced Party in the proportion that its Percentage Interest in the Balancing Area bears to the total Percentage Interests of all Underproduced Parties desiring to take such Gas.  If all such Gas is not taken by the Underproduced Parties, the portion not taken shall then be made available to the other Parties in the proportion that their respective Percentage Interests in the Balancing Area bear to the total Percentage Interests of such Parties.

3.4         All Gas taken by a Party in accordance with the provisions of this Statement, regardless of whether such Party is underproduced or overproduced, shall be regarded as Gas taken for its own account with title thereto being in such taking Party.

3.5         Notwithstanding the provisions of Section 3.3 hereof, no Overproduced Party shall be entitled in any month to take any Gas in excess of three hundred percent (300%) of its Percentage Interest of the Balancing Area’s then-current Maximum Monthly Availability; provided, however, that this limitation shall not apply to the extent that it would preclude production that is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production. “Maximum Monthly Availability” means the maximum average monthly rate of production at which Gas can be delivered from the Balancing Area, as determined by the Operator, considering the maximum efficient well rate for each well within the Balancing Area, the maximum allowable(s) set by the appropriate regulatory agency, mode of operation, production facility capabilities and pipeline pressures.

EXHIBIT D – Page 3

3.6         If a Party fails to make arrangements to take its Full Share of Current Production required to be produced to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production, the Operator may sell any art of such Party’s Full Share of Current Production that such Party fails to take for the account of such Party and render to such Party, on a current basis, the full proceeds of the sale, less any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the sale of such Full Share of Current Production. In making the sale contemplated herein, the Operator shall be obligated only to obtain such price and conditions for the sale as are reasonable under the circumstances and shall not be obligated to share any of its markets. Any such sale by Operator under the terms hereof shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one year.  Notwithstanding the provisions of Section 3.4 hereof, Gas sold by Operator for a Party under the provisions hereof shall be deemed to be Gas taken for the account of such Party.

4.           IN-KIND BALANCING

4.1         Effective the first day of any calendar month following at least thirty (30) days’ prior written notice to the Operator, any Underproduced Party may begin taking, in addition to its Full Share of Current Production and any Makeup Gas taken pursuant to Section 3.3 of this Statement, a share of current production determined by multiplying twenty-five percent (25%) of the Full Shares of Current Production of all Overproduced Parties by a fraction, the numerator of which is the Percentage Interest of such Underproduced Party and the denominator of which is the total of the Percentage Interests of all Underproduced Parties desiring to take Makeup Gas. In no event will an Overproduced Party be required to provide more than twenty-five percent (25%) of its Full Share of Current Production for Makeup Gas.  The Operator will promptly notify all Overproduced Parties of the election of an Underproduced Party to begin taking Makeup Gas.

4.2         Notwithstanding any other provision of this Statement, at such time and for so long as Operator, or (insofar as concerns production by the Operator) any Underproduced Party, determines in good faith that an Overproduced Party has produced all of its share of the ultimately recoverable reserves in the Balancing Area, such Overproduced Party may be required to make available for Makeup Gas, upon the demand of the Operator or any Underproduced Party, up to one-hundred percent (100%) of such Overproduced Party’s Full Share of Current Production.

5.           STATEMENT OF GAS BALANCES

5.1         The Operator will maintain appropriate accounting on a monthly and cumulative basis of the volumes of Gas that each Party is entitled to receive and the volumes of Gas actually taken or sold for each Party’s account. Within ninety (90) days after the month of production, the Operator will furnish a statement for such month showing (1) each Party’s Full Share of Current Production, (2) the total volume of Gas actually taken or sold for each Party’s account, (3) the difference between the volume taken by each Party and that Party’s Full Share of Current Production, (4) the Overproduction or Underproduction of each Party, and (5) other data as recommended by the provisions of the Council of Petroleum Accountants Societies Bulletin No. 24, as amended or supplemented hereafter. Each Party taking Gas will promptly provide to the Operator any data required by the Operator for preparation of the statements required hereunder.

EXHIBIT D – Page 4

5.2         If any Party fails to provide the data required herein for four (4) consecutive production months, the Operator, or where the Operator has failed to provide data, another Party, may audit the production and Gas sales and transportation volumes of the non-reporting Party to provide the required data. Such audit shall be conducted only after reasonable notice and during normal business hours in the office of the Party whose records are being audited. All costs associated with such audit will be charged to the account of the Party failing to provide the required data.

6.           PAYMENTS ON PRODUCTION

6.1         Each Party taking Gas shall pay or cause to be paid all production and severance taxes due on all volumes of Gas actually taken by such Party.

6.2         Each Party shall pay or cause to be paid a Royalty due with respect to a Royalty owner to whom it is accountable based on the volume of Gas actually taken for its account.

6.3         If any governmental authority requires that Royalty payments be made on any other basis than that provided for in this Section 6, each Party agrees to make such Royalty payments accordingly, commencing on the effective date required by such governmental authority, and the method provided for herein shall be thereby superseded.

7.           CASH SETTLEMENTS

7.1         Upon the earlier of the plugging and abandonment of the last producing interval in the Balancing Area, the termination of the Operating Agreement or any pooling or unit agreement covering the Balancing Area, or at any time no Gas is taken from the Balancing Area for a period of twelve (12) consecutive months, any Party may give written notice calling for cash settlement of the Gas production imbalances among the Parties. Such notice shall be given to all Parties in the Balancing Area.

7.2         Within sixty (60) days after the notice calling for cash settlement under Section 7.1, the Operator will distribute to each Party a Final Gas Settlement Statement detailing the quantity of Overproduction owed by each Overproduced Party to each Underproduced Party pursuant to the methodology set out in Section 7.4.

7.3         Within sixty (60) days after receipt of the Final Gas Settlement Statement, each Overproduced Party will pay to each Underproduced Party entitled to settlement the appropriate cash settlement, accompanied by appropriate accounting detail. At the time of payment, the Overproduced Party will notify the Operator of the Gas imbalance settled by the Overproduced Party’s payment.

7.4         The amount of the cash settlement will be based on the proceeds received by the Overproduced Party under an Arm’s Length Agreement for the volume of Gas that constituted Overproduction by the Overproduced Party from the Balancing Area. For the purpose of implementing the cash settlement provision of the Section 7, an Overproduced Party will not be considered to have produced any of an Underproduced Party’s share of Gas until the Overproduced Party has produced cumulatively all of its Percentage Interest share of the Gas ultimately produced from the Balancing Area.

EXHIBIT D – Page 5

7.5         The values used for calculating the cash settlement under Section 7.4 will include all proceeds received for the sale of the Gas by the Overproduced Party calculated at the Balancing Area, after deducting any production or severance taxes paid and any Royalty actually paid by the Overproduced Party to an Underproduced Party’s Royalty owner(s), to the extent said payments amounted to a discharge of said Underproduced Party’s Royalty obligation, as well as any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the sale of the Overproduction.

7.5.1           For Overproduction sold under a gas purchase contract providing for payment based on a percentage of the proceeds obtained by the purchaser upon resale of residue gas and liquid hydrocarbons extracted at a gas processing plant, the values used for calculating cash settlement will include proceeds received by the Overproduced Party for both the liquid hydrocarbons and the residue gas attributable to the Overproduction.

7.5.2           For Overproduction processed for the account of the Overproduced Party at a gas processing plant for the extraction of liquid hydrocarbons, the values used for calculating cash settlement will include the proceeds received by the Overproduced Party for the sale of the liquid hydrocarbons extracted from the Overproduction, less the actual reasonable costs incurred by the Overproduced Party to process the Overproduction and to transport, fractionate and handle the liquid hydrocarbons extracted therefrom prior to sale.

7.6         To the extent the Overproduced Party did not sell all Overproduction under an Arm’s Length Agreement, the cash settlement will be based on the weighted average price received by the Overproduced Party for any gas sold from the Balancing Area under Arm’s Length Agreements during the months to which such Overproduction is attributed. If no sales under Arm’s Length Agreements were made during any such month, the cash settlement for such month will be based on the spot sales prices published for the applicable geographic area during such month in a mutually acceptable pricing bulletin.

7.7         Interest compounded at the rate of nine percent (9%) per annum or the maximum lawful rate of interest applicable to the Balancing Area, whichever is less, will accrue for all amounts due under Section 7.1 beginning the first day following the date payment is due pursuant to Section 7.3. Such interest shall be borne by the Operator or any Overproduced Party in the proportion that their respective delays beyond the deadlines set out in Sections 7.2 and 7.3 contributed to the accrual of the interest.

7.8         In lieu of the cash settlement required by Section 7.3, an Overproduced Party may deliver to the Underproduced Party an offer to settle its Overproduction in-kind and at such rates, quantities, times and sources as may be agreed upon by the Underproduced Party. If the Parties are unable to agree upon manner in which such in-kind settlement gas will be furnished within sixty (60) days after the Overproduced Party’s offer to settle in kind, which period may be extended by agreement of said Parties, the Overproduced Party shall make a cash settlement as provided in Section 7.3. The making of an in-kind settlement offer under this Section 7.8 will not delay the accrual of interest on the cash settlement should the Parties fail to reach agreement on an in-kind settlement.

EXHIBIT D – Page 6

7.9         That portion of any monies collected by an Overproduced Party for Overproduction which is subject to refund by orders of the Federal Energy Regulatory Commission or other governmental authority may be withheld by the Overproduced Party until such prices are fully approved by such governmental authority, unless the Underproduced Party furnishes a corporate undertaking, acceptable to the Overproduced Party, agreeing to hold the Overproduced Party harmless from financial loss due to refund orders by such governmental authority.

8.            TESTING.  Notwithstanding any provision of this Statement to the contrary, any Party shall have the right, from time to time, to produce and take up to one hundred percent (100%) of a well’s entire Gas stream to meet the reasonable deliverability test(s) required by such Party’s Gas purchaser, and the right to take any Makeup Gas shall be subordinate to the right of any Party to conduct such tests; provided, however, that such tests shall be conducted in accordance with prudent operating practices only after thirty (30) days’ prior written notice to the Operator and shall last no longer than seventy-two (72) hours.

9.            OPERATING COSTS.  Nothing in this Statement shall change or affect any Party’s obligation to pay its proportionate share of all costs and liabilities incurred in operations on or in connection with the Balancing Area, as its share thereof is set forth in the Operating Agreement, irrespective of whether any Party is at any time selling and using Gas or whether such sales or use are in proportion to its Percentage Interest in the Balancing Area.

10.           LIQUIDS.  The Parties shall share proportionately in and own all liquid hydrocarbons recovered with Gas by field equipment operated for the joint account in accordance with their Percentage Interests in the Balancing Area.

11.          AUDIT RIGHTS.  Notwithstanding any provision in this Statement or any other agreement between the Parties, and further notwithstanding any termination or cancellation of this Statement, for a period of two (2) years from the end of the calendar year in which any information to be furnished under Section 5 or 7 hereof is supplied, any Party shall have the right to audit the records of any other Party regarding quantity, including information regarding Btu-content.  Any Underproduced Party shall have the right for a period of two (2) years from the end of the calendar year in which any cash settlement is received pursuant to Section 7 to audit the records of any Overproduced Party as to all matters concerning values, including information regarding prices and disposition of Gas from the Balancing Area.  Any such audit shall be conducted at the expense of the Party or Parties desiring such audit, and shall be conducted, after reasonable notice, during normal business hours in the office of the Party whose records are being audited. Each Party agrees to maintain records as to the volumes and prices of Gas sold each month and the volumes of Gas used in its own operations, along with the Royalty paid on any such Gas used by a Party in its own operations.  The audit rights provided for in this Section 11 shall be in addition to those provided for in Section 5.2 of this Statement.

EXHIBIT D – Page 7

12.           MISCELLANEOUS

12.1       As between the Parties, in the event of any conflict between the provisions of this Statement and the provisions of any gas sales contract, or in the event of any conflict between the provisions of this Statement and the provisions of the Operating Agreement, the provisions of this Statement shall govern.

12.2       Each Party agrees to defend, indemnify and hold harmless all other Parties from and against any and all liability for any claims, which may be asserted by any third party which now or hereafter stands in a contractual relationship with such indemnifying Party and which arise out of the operation of this Statement or any activities of such indemnifying Party under the provisions of this Statement, and does further agree to save the other Parties harmless from all judgments or damages sustained and costs incurred in connection therewith.

12.3       Except as otherwise provided in this Statement, Operator is authorized to administer the provisions of this Statement, but shall have no liability to the other Parties for losses sustained or liability incurred which arise out of or in connection with the performance of Operator’s duties hereunder, except such as may result from Operator’s gross negligence or willful misconduct. Operator shall not be liable to any Underproduced Party for the failure of any Overproduced Party, (other than Operator) to pay any amounts owed pursuant to the terms hereof.

12.4       This Statement shall remain in full force and effect for as long as the Operating Agreement shall remain in force and effect as to the Balancing Area, and thereafter until the Gas accounts between the Parties are settled in full, and shall inure to the benefit of and be binding upon the Parties, and their respective heirs, successors, legal representatives and assigns, if any. The Parties agree to give notice of the existence of this Statement to any successor in interest of any such Party and to provide that any such successor shall be bound by this Statement, and shall further make any transfer of any interest subject to the Operating Agreement, or any part thereof, also subject to the terms of this Statement.

12.5       Unless the context clearly indicates otherwise, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

12.6       This Statement shall bind the Parties in accordance with the provisions hereof, and nothing herein shall be construed or interpreted as creating any rights in any person or entity not a signatory hereto, or as being a stipulation in favor of any such person or entity.

12.7       If contemporaneously with this Statement becoming effective, or thereafter, any Party requests that any other Party execute an appropriate memorandum or notice of this Statement in order to give third parties notice of record of same and submits same for execution in recordable form, such memorandum or notice shall be duly executed by the Party to which such request is made and delivered promptly thereafter to the Party making the request.  Upon receipt, the Party making the request shall cause the memorandum or notice to be duly recorded in the appropriate real property or other records affecting the Balancing Area.

EXHIBIT D – Page 8

12.8       If Internal Revenue Service regulations require a uniform method of computing taxable income by all Parties, each Party agrees to compute and report income to the Internal Revenue Service based on the quantity of Gas taken for its account in accordance with such regulations, insofar as some relate to sales method tax computations.

13.          ASSIGNMENT AND RIGHTS UPON ASSIGNMENT

13.1       Subject to the provisions of Sections 13.2 and 13.3 hereof, and notwithstanding anything in this Statement or in the Operating Agreement to the contrary, if any Party assigns (including any sale, exchange or other transfer) any of its working interest in the Balancing Area when such Party is an Underproduced or Overproduced Party, the assignment or other act of transfer shall, insofar as the Parties are concerned, include all interest of the assigning or transferring Party in the Gas, all rights to receive or obligations to provide or take Makeup Gas and all rights to receive or obligations to make any monetary payment which may ultimately be due hereunder, as applicable. Operator and each of the other Parties shall thereafter treat the assignment accordingly, and the assigning or transferring Party shall look solely to its assignee or other transferee for any interest in the Gas or monetary payment that such Party may have or to which it may be entitled, and shall cause its assignee or other transferee to assume its obligations hereunder.

13.2       Notwithstanding anything in this Statement (including the provisions of Section 13.1 hereof) or in the Operating Agreement to the contrary, and subject to the provisions of Section 13.3 hereof, if an Overproduced Party intends to sell, assign, exchange or otherwise transfer any of its interest in a Balancing Area, such Overproduced Party shall notify in writing the other working interest owners who are Parties in such Balancing Area of such fact at least thirty (30) days prior to closing the transaction. Thereafter, any Underproduced Party may demand from such Overproduced Party in writing, within fifteen (15) days after receipt of the Overproduced Party’s notice, a cash settlement of its Underproduction from the Balancing Area. The Operator shall be notified of any such demand and of any cash settlement pursuant to this Section 13, and the Overproduction and Underproduction of each Party shall be adjusted accordingly. Any cash settlement pursuant to this Section 13 shall be paid by the Overproduced Party on or before the earlier to occur (i) of sixty (60) days after receipt of the Underproduced Party’s demand or (ii) at the closing of the transaction in which the Overproduced Party sells, assigns, exchanges or otherwise transfers its interest in a Balancing Area on the same basis as otherwise set forth in Sections 7.3 through 7.6 hereof, and shall bear interest at the rate set forth in Section 7.7 hereof, beginning sixty (60) days after the Overproduced Party’s sale, assignment, exchange or transfer of its interest in the Balancing Area for any amounts not paid.  Provided, however, if any Underproduced Party does not so demand such cash settlement of its Underproduction from the Balancing Area, such Underproduced Party shall look exclusively to the assignee or other successor in interest of the Overproduced Party giving notice hereunder for the satisfaction of such Underproduced Party’s Underproduction in accordance with the provisions of Section 13.1 hereof.

13.3       The provisions of this Section 13 shall not apply if any Party mortgages its interest or disposes of its interest by merger, reorganization, consolidation or sale of substantially all of its assets to a subsidiary or parent company, or to any company in which any parent or subsidiary of such Party owns a majority of the stock of such company.

EXHIBIT D – Page 9

14.           MISCELLANEOUS.  The election of an Underproduced Party to commence taking makeup gas under the provisions of Section 4 hereof shall remain in effect until such Under-produced Party gives Operator thirty (30) days notice of its election to cease taking makeup gas, or until such Party’s underproduction is eliminated, whichever first occurs.  If an Under-produced Party provides notice to the Operator of its intent to cease taking Makeup Gas, such Under-produced Party shall not thereafter be allowed to request makeup gas again until one (1) year from last day of the month in which they last took makeup gas.  This section does not apply to permanent overproduction situations. See section 4.3 regarding situations where an Overproduced Party has produced all of its share of the ultimately recoverable reserves in the Balancing Area.

EXHIBIT D – Page 10

EXHIBIT E

Non-Discrimination and Certification of
Non-Segregated Facilities

1.           The Operator will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The Operator will take affirmative action to ensure the applicants are employed and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include but not be limited to the following: employment, upgrading, demotion, or transfer; in the performance of duties under this Agreement; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Operator agrees to post in conspicuous places available to employee and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this non-discrimination clause.

2.           The Operator will comply with all applicable provisions of Executive Order No. 11246 of September 24, 1965, and the rules, regulations, and relevant orders of the Secretary of Labor.

EXHIBIT E – Page 1